UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2012

American Realty Capital Daily Net Asset Value Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-169821	27-3441614
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective March 1, 2012, William M. Kahane resigned as President, Chief Executive Officer, Treasurer and a member of the Board of Directors of American Realty Capital Daily Net Asset Value Trust, Inc. (the “Company”), as a result of Mr. Kahane’s appointment as President and Chief Executive Officer of American Realty Capital Trust, Inc. (“ARCT”), which may compete with the Company for acquisition opportunities. On March 1, 2012, ARCT internalized the management to services previously provided by its affiliates and ARCT’s common stock was listed on The NASDAQ Global Select Market.

Furthermore, effective March 1, 2012, Leslie D. Michelson resigned as a member of the Board of Directors of the Company and was appointed to the board of American Realty Capital – Retail Centers of America, Inc. (“ARC RCA”), a non-traded REIT sponsored by an affiliate of our sponsor.  Mr. Michelson was the Chairman of the Company’s Audit Committee and was the Company’s “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K.

Simultaneous with Mr. Kahane’s resignation, the Board of Directors of the Company appointed Edward M. Weil, Jr. as President, Chief Executive Officer, Treasurer and a member of the Board of Directors, effective immediately, in accordance with the terms of the Company’s Bylaws. Prior to his appointment as President, Chief Operating Officer, Treasurer and a director, Mr. Weil was the Executive Vice President and Secretary of the Company since its formation in September 2010.

Mr. Weil, 44, also has been executive vice president and secretary of the Company’s advisor since its formation in September 2010 and became president, chief operating officer and treasurer of the Company’s advisor in March 2012. Mr. Weil has been the Chief Executive Officer of Realty Capital Securities, LLC, the Company’s dealer manager since December 2010. He has six years of real estate experience. Mr. Weil also was the executive vice president and secretary of ARCT and executive vice president of the ARCT advisor and the ARCT property manager from their formation in August 2007 through February 2012.  Mr. Weil has also been executive vice president and secretary of American Realty Capital New York Recovery REIT, Inc. (“NYRR”) since its formation in October 2009 and executive vice president of the NYRR property manager and the NYRR advisor since their formation in November 2009. He also has been executive vice president and secretary of ARC RCA since its formation in July 2010 and executive vice president and secretary of the ARC RCA advisor since its formation in May 2010. Mr. Weil has also been executive vice president and secretary of American Realty Capital Healthcare Trust, Inc. (“ARC HT”) and the ARC HT advisor since their formation in August 2010. Mr. Weil has served as executive vice president and secretary of American Realty Capital III, Inc. (“ARCT III”) since its formation in October 2010, and has served as a director of ARCT III since February 2012. Mr. Weil has served as executive vice president and secretary of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Weil also was executive vice president and secretary of American Realty Capital Properties, Inc. (“ARCP”) from its formation in December 2010 through February 2012 and executive vice president and secretary of its advisor from its formation in November 2010 through February 2012 and became president, chief operating officer, treasurer and a director of ARCP and president, chief operating officer and treasurer of the ARCP advisor in March 2012. From October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited. He was formerly the senior vice president of sales and leasing for American Financial Realty Trust (as well as for its predecessor, American Realty Financial Group) from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square-foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. From July 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

In addition, simultaneous with Mr. Michelson’s resignation, the Board of Directors of the Company appointed (i) Edward G. Rendell as a member of the Board of Directors and Audit Committee and (ii) Scott J. Bowman, one of the Company’s independent directors, as Chairman of the Audit Committee, both appointments effective immediately.  The Board of Directors has determined that Mr. Bowman qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Mr. Rendell, like the Company’s other independent directors, will participate in the Company’s compensation program for independent directors and the director incentive restricted share plan. The Company pays to each of its independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee), $750 for each meeting the director attends virtually and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Under the restricted share plan, Mr. Rendell will be entitled to receive an award of 3,000 restricted shares of common stock on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

Date: March 1, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors